Exhibit 99.1

NEWS RELEASE

GRAY CHAIRMAN DR. BILLY MAYHER PASSES AWAY

Atlanta, GA – February 1, 2016. . . Gray Television, Inc. (“Gray” or “we” or “our”) (NYSE: GTN and GTN.A) announced today that William E. Mayher, III, the Chairman of our Board since August 1993, passed away peacefully yesterday in Athens, Georgia. He was 77 years old.

Throughout his tenure, Dr. Mayher had been an active member of our Board of Directors, serving on and chairing virtually every Board committee at various times. For over twenty years, he provided stability and reliable leadership as Gray transformed itself from a small newspaper publisher and broadcaster into one of the largest pure-play television groups in the country.

“We are saddened by the loss of our Chairman, Billy Mayher,” remarked Hilton H. Howell, Jr., our Vice-Chairman, President and Chief Executive Officer. “Billy’s tremendous strength of character was as great as his remarkable humility for all that this brilliant man achieved – and gave – throughout his life. Gray is a better company because of Billy’s leadership, and we will continue to dedicate ourselves to the values that he imparted to us.”

Dr. Mayher had a long and distinguished career as a neurosurgeon in Albany, Georgia from 1970 to 1998. Among his many other civic responsibilities, he served as Chairman of Blue Cross Blue Shield of Georgia; Chairman of the Medical College of Georgia Foundation Board; and Chairman of the Albany Regional Airport Commission. He also served on numerous boards, including the American Association of Neurological Surgeons and the Georgia Aviation Hall of Fame Board.

A funeral service will be held at 11:00 a.m. on Wednesday, February 3, 2016, at St. Paul’s Episcopal Church, 212 N Jefferson St., Albany, Georgia.

About Gray Television:

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. Upon the consummation of all announced transactions, our stations will reach approximately 9.4 percent of total United States television households.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828